Exhibit 10.56

June 29th, 2022
Mr. John Genovesi
2001 Laurel Ridge Cove
Austin, Texas 78732
Dear John:
Congratulations and welcome to the UL family of companies! We are excited to confirm our offer to you as EVP, President - Enterprise & Advisory here at UL, where you will have the opportunity to push boundaries, provide peace of mind, and unlock what’s next. UL delivers the best because we employ the best, and we are thrilled to have you join our team of skilled experts and trusted advisors.
Start Date & Location
Your employment with UL is estimated to begin on July 25th, 2022, reporting to Jennifer Scanlon, Chief Executive Officer. Exact start date to be confirmed.
You will be based at our UL location in Austin, TX and will be required to travel. The team is looking forward to you helping us continue our great Mission of making the world a safer, more secure and sustainable place to live, work and play.
Total Rewards
Our total rewards program is designed with your wellbeing in mind - the ones who fulfill the UL mission every day. Our pay, bonus and benefit offerings are competitive with the companies we compete with for talent, help us attract world-class individuals to successfully execute the company's strategy, and reinforce a business culture of integrity, competitiveness and collaboration.
Salary
Your total gross annual salary will be $450,000 USD, paid semi-monthly at $18,750 USD, subject to payroll and other withholding taxes as required by law. This position is exempt.
Incentive Plan
You will be eligible for an award under the All-Employee Incentive Plan (as amended from time to time in accordance with the terms thereof, the “AEIP”) so long as the AEIP remains in effect, of 70% of Annual Base Salary, based upon achievement of financial goals and your personal objectives established by the Company. The actual amount of your incentive award payment will be determined in line with the Plan, and you must be actively employed at the time of payout to be eligible for any payment.
You will be granted pro rata eligibility for the 2022 AEIP, based on the month of your start date.
Long-term Incentive Program
You will be eligible to participate in UL's Long Term Incentive Plan (LTIP) (as amended from time to time in accordance with the terms thereof, the “LTIP”) so long as the LTIP remains in effect, with a target award of $550,000 USD. LTI grants are made at the discretion of the CEO and the Board of Directors. Your first normal course award is expected to be made in H1 2023. We anticipate that future awards will be made at a similar level, commensurate with the market for your role and subject to the approval of the CEO and the Compensation Committee of the Board of Directors. Awards will be made at the same time grants are made to similarly situated employees.
You will receive a special pro-rated 2022 LTI award on the first day of the quarter following your date of hire. The award will be pro-rated based on the month of your start and will be in the form of performance cash.
Transition Payments
Subject to you remaining actively employed by UL at the time such payments are made, you will receive two cash transition payments. The first payment of $200,000 USD will be made as soon as practicable following your hire date. The second transition payment, with a total target amount of $125,000, will be paid as soon as practicable after your nine-month work anniversary.
Each payment is subject to a full claw back should you voluntarily leave the employment of UL within 12 months of receiving such a payment and a 50% claw back should you voluntarily leave UL within 24 months of receiving such a payment
Executive Allowance
You will be eligible to receive an annual executive allowance of $18,000 USD, paid monthly at the rate of $1500 USD, subject to payroll and other withholding taxes as required by law.
Benefits & Annual Leave/Vacation
You will be eligible to participate in UL's U.S. Benefits Program, subject to the terms and conditions of the applicable plans. You will be provided with details about the Benefits Program during a Benefits Orientation. Additionally, you will be eligible to accrue up to 25 days of vacation per year as provided in UL's vacation policy.
Ethics & Privacy
You agree that during your employment you will maintain the highest ethical standards in all aspects of your work. You further acknowledge you have read, understand and agree to comply with UL's Standards of Business Conduct. You also agree to comply with all applicable foreign corrupt practices’ laws, regulations, and other legal requirements, including the U.S. Foreign Corrupt Practices and UK Bribery Acts.
You consent to us collecting personal information about you from time to time for our personnel administration purposes.
Conflict of Interest
You agree that during your employment you will always act in the best interests of UL to avoid any actual or potential conflicts of interest that may influence you in the performance of your job. You also agree that if you do encounter an actual or potential conflict of interest, you will inform your manager immediately. In addition, if your employment is by a UL entity that provides testing, inspection, or certification services, you are prohibited from performing certain activities listed below for any Customer of UL with whom you have had a prior working relationship during the two years immediately preceding the project submittal to UL. A prior working relationship with a UL Customer is defined as any capacity wherein you were considered an employee or consultant of the UL Customer or provided consultancy services to the UL Customer.

Specific activities that cause a conflict of interest are:
•Performing the final review of, or making the certification decision for, any product or management system submitted by a UL Customer with whom you’ve had a working relationship during the two years immediately preceding the project submittal to UL, and/or,
•Participating in the resolution of any complaint or appeal filed by a UL Customer with whom you’ve had a working relationship during the two years immediately preceding UL’s receipt of the complaint or appeal.
Non-Compete
You agree that during your employment with UL and for a period of one (1) year following the termination of your employment with UL for any reason, you will not, without the express written consent of the President and CEO of UL, be employed by, consult with or manage any business entity or person involved in activities which are competitive with UL.
Non-Solicitation
For a period of one (1) year following the termination of your employment with UL for any reason, you will not, directly or indirectly, disclose to any person, firm or corporation the names or addresses of any of the customers or clients of UL or any other information pertaining to them. Neither will you call on, solicit, take away, or attempt to call on, solicit, or take away any customer of UL on whom you have called or with whom you became acquainted during the term of your employment, as the direct or indirect result of your employment with UL. You further agree that during your employment and for a period of six (6) months following the termination of your employment for any reason, you will not directly or indirectly solicit any other employee or independent contractor of UL to leave the services of UL.
Other Employment
You are required to devote your full time, attention and abilities to UL and to act in the best interests of the company. You shall not take up any other employment whether full-time or part-time without prior written approval of UL.
Employment Offer is Subject to:
•Acceptance of UL’s Employee Manual, which may be changed from time to time upon the sole discretion of UL.
•Satisfactory pre-employment assessments, references, checks and proven legal eligibility to work in the country of employment
•Execution of the attached Confidentiality and Invention Assignment Agreement.
Attachments:
•Standards of Business Conduct.
•Confidentiality and Invention Assignment Agreement.

Working at UL is an exciting journey that twists and turns every day. We thrive in the twists and revel in the turns. This is our everyday. Welcome!

Sincerely,
I hereby accept the above offer and agree to comply with the Standards of Business Conduct:

/s/Jennifer Scanlon	/s/John Genovesi
Jennifer Scanlon	John Genovesi
President and CEO, UL Inc.

June 29th, 2022	7/1/22
Date	Date

Confidentiality & Invention Assignment Agreement Standards of Business Conduct

THIS IS OUR NORMAL